UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 2, 2007

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS	000-26335	48-1017164
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) (1) and (2)  On March 2, 2007, Team Financial, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Sandra J. Moll (“Executive”), Executive Vice President Chief Operating Officer, Executive Vice President Retail Sales. The Agreement was effective January 1, 2007 for a term of one year ending on December 31, 2007.   The term is automatically and continuously extended for one year on December 31, 2007 if the Agreement has not been terminated in accordance with its provisions.

The Agreement stipulates an annual base salary of $148,240, effective January 1, 2007 and allows for annual salary increases.  Additionally, per the Agreement, the Executive is entitled to standard Company bonuses offered through any established plan and an annual incentive bonus based on criteria established by the Chief Executive Officer of the Company and approved by the Compensation Committee of the Board of Directors, and any such bonus may include either or both stock and cash.  The annual incentive bonus payable to the Executive may not exceed 20% of the Executive’s annual base salary. The Executive is also entitled to third-party professional financial and tax advice, not to exceed 10% of Executive’s annual base salary for the year incurred, and she is provided an automobile for business and personal use.  The Executive is eligible to participate in employee plans generally available to other management personnel of the Company.

The Agreement contains a non-competition arrangement whereby the Executive agrees to not compete with the Company for a period of one year after termination at any location and/or geographic area within a one-hundred (100) mile radius of any location of the Company’s principal lending institutions and branches, except for in the event of a change in control of the Company.

The Agreement also includes various benefits payable to the Executive under a variety of termination scenarios.   Should the Executive’s employment be terminated by the Company due to a change in control of the Company, death, disability, without cause or for material breach or good cause, the Executive, or her beneficiary, is entitled to a cash payment equal to the present value (based upon a discount rate of 5% in all scenarios except death, under which there is no discount) of her base after-tax salary for one year, payable within thirty days of the date of such termination and similar bonus payments and benefits as detailed above for a period of one year.  Should Ms. Moll terminate her employment for cause, she would be entitled to all Company insured and self insured medical and dental plans in which Executive was participating immediately prior to termination and the group individual life insurance and disability insurance policies of Company then in effect for Executive for a period of six months.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date: March 8, 2007	By: /s/ Richard J. Tremblay
Richard J. Tremblay
Chief Financial Officer